Exhibit 4.5

December 5, 2012

STANDBY FACILITY

Astra Maritime Inc.
c/o Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece

Orca Marine Corp.
c/o Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece

Re:	Nautilus Marine Acquisition Corp. 90 Kifissias Avenue, Maroussi 15125, Athens, Greece.

Gentlemen:

We hereby severally, and not jointly, establish a discretionary standby debt facility (the “Standby Facility”) in favor of Nautilus Marine Acquisition Corp., a Republic of the Marshall Islands corporation, hereinafter referred to as the “Borrower”, at the request of the Borrower, in an amount not to exceed $1.212 million in the aggregate, in accordance with the terms, and subject to the conditions set forth in this Standby Facility.  This Standby Facility is being issued in connection with Borrower’s proposed tender offer (the “Offer”) to purchase up to 4,137,300 shares of its common stock, par value $0.0001 per share (the “Common Shares”) at a purchase price of $10.10 per Common Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Borrower’s offer to purchase distributed in connection therewith (the “Offer to Purchase”).

Notwithstanding anything to the contrary set forth in this Standby Facility, Borrower agrees and understands that the maximum amount it shall be permitted to draw down pursuant to this Standby Facility shall be equal to the lesser of: (i) $1.212 million or (ii) an amount equal to the product of the aggregate number of Common Shares validly tendered and not properly withdrawn to the Borrower pursuant to the Offer in excess of 4,137,300 Common Shares, multiplied by $10.10.  Any and all funds drawn in connection with this Standby Facility shall be distributed only to the Borrower, and then only to the Borrower’s account maintained at Piraeus Bank.

At the sole discretion of each of Astra Maritime Inc. (“Astra”) and Orca Marine Corp. (“Orca” and together with Astra, the “Lenders”), the Lenders may (but are not required to) provide financing to the Borrower hereunder.  Any funds made available to the Borrower hereunder shall first require the Borrower to Present to the Lender a request for funding, which shall be accompanied by the following documents:

1.	The original of this Standby Facility and any amendments thereto.

2.
A statement signed by a purported authorized official/representative of the Borrower, together with appropriate supporting documentation from the Borrower confirming the relevant content of such statement, which reads:

“This letter constitutes a request to draw upon the Standby Facility by Astra Maritime Inc. and Orca Marine Corp. dated [     ], 2012 in the full amount of $1.212 million, which amount is equal to the product of the 120,000 Common Shares validly tendered and not properly withdrawn to the Borrower pursuant to the Offer in excess of 4,137,300 Common Shares, multiplied by $10.10.  Therefore, the Borrower is requesting $1,212,000.”

Or

“This letter constitutes a request to draw upon the Standby Facility by Astra Maritime Inc. and Orca Marine Corp. in the amount of $[˜], which is equal to the product of the [˜]Common Shares validly tendered and not properly withdrawn to the Borrower pursuant to its Offer in excess of 4,137,300 Common Shares, multiplied by $10.10. Therefore, the Borrower is requesting $[˜].”

This Standby Facility shall expire one (1) business day following the expiration date of the Offer, as amended from time to time.

The principal balance, if any, drawn (the “Draw”) pursuant to this Standby Facility shall be promptly evidenced by a promissory note (the “Note”) consistent with the terms herein, and shall be payable in three equal installments as follows:  on the dates which are thirty (30), sixty (60 and ninety (90) days subsequent to the Draw date, unless paid earlier at the discretion of the Borrower.  The Draw may be prepaid at any time without penalty.  No interest shall accrue on the unpaid balance of the Draw. Neither this Standby Facility nor the Note evidencing the Draw shall be convertible into, exchangeable for or otherwise exercisable into any security of the Borrower which constitutes the Borrower’s common stock, or any security exchangeable for, convertible into or exercisable for the Borrower’s common stock.

This Standby Facility constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.  This Standby Facility may be amended only by a written instrument executed by each of the parties hereto.  THIS STANDBY FACILITY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

We hereby agree that any Draft(s) drawn under and in compliance with the terms and subject to the conditions of this Standby Facility will be duly honored upon presentation and delivery of documents as specified above.

[Signature Page Follows]

Very truly yours,

ASTRA MARITIME INC.

/s/ Prokopios (Akis) Tsrigakis	Date Dec. 5, 2012
BY: Prokopios (Akis) Tsrigakis
TITLE: President

ORCA MARINE CORP.

/s/ George Syllantavos	Date Dec. 5, 2012
BY: George Syllantavos
TITLE: President

BORROWER:

NAUTILUS MARINE ACQUISITION CORP.

/s/ Prokopios (Akis) Tsrigakis	Date Dec. 5, 2012
Authorized Signature

[Signature page to Standby Facility]